Exhibit 99.1
VMware Reports Fiscal Year 2020 Second Quarter Results
Strong Q2 performance; Total revenue growth of 12% year-over-year
VMware to acquire Pivotal Software, a leading developer platform for building modern applications
VMware to acquire Carbon Black, a leading next generation security cloud provider
PALO ALTO, Calif.,  August 22, 2019 - VMware, Inc. (NYSE: VMW), a leading innovator in enterprise software, today announced financial results for the second quarter of fiscal year 2020:

•
VMware and Pivotal Software have entered into a definitive agreement under which VMware will acquire Pivotal for a blended price per share of $11.71, comprised of $15 per share in cash to Pivotal Class A stockholders, and VMware’s Class B shares exchanged for Pivotal Class B shares held by Dell Technologies at an exchange ratio of 0.0550 shares of VMware Class B common Stock for each share of Pivotal Class B common stock. The transaction has an enterprise value of $2.7 billion.

•
VMware and Carbon Black have entered into a definitive agreement under which VMware will acquire Carbon Black through a cash tender offer for $26 per share, representing an enterprise value of $2.1 billion.

•	Revenue for the second quarter was $2.44 billion, an increase of 12% from the second quarter of fiscal 2019.

•	License revenue for the second quarter was $1.01 billion, an increase of 12% from the second quarter of fiscal 2019.

•
GAAP net income for the second quarter was $4.93 billion, including a $538 million unrealized loss on strategic investment in Pivotal Software and $4.9 billion discrete tax benefit resulting from an internal transfer of international intellectual property rights, or $11.83 per diluted share, compared to $644 million, or $1.56 per diluted share, for the second quarter of fiscal 2019. Non-GAAP net income for the second quarter was $667 million, or $1.60 per diluted share, up 4% per diluted share compared to $638 million, or $1.54 per diluted share, for the second quarter of fiscal 2019.

•
GAAP operating income for the second quarter was $523 million, an increase of 3% from the second quarter of fiscal 2019. Non-GAAP operating income for the second quarter was $802 million, an increase of 9% from the second quarter of fiscal 2019.

•	Operating cash flow for the second quarter was $699 million. Free cash flow for the second quarter was $611 million.

•	Total revenue plus sequential change in total unearned revenue grew 17% year-over-year.

•	License revenue plus sequential change in unearned license revenue grew 12% year-over-year.
“Building on another solid quarter, we are thrilled about announcing our intent to acquire Pivotal and Carbon Black,” said Pat Gelsinger, chief executive officer, VMware. “These acquisitions address two critical technology priorities of all businesses today - building modern, enterprise-grade applications and protecting enterprise workloads and clients. With these actions we meaningfully accelerate our subscription and SaaS offerings and expand our ability to enable our customers’ digital transformation.”
“We are pleased with our strong financial performance in Q2, which reflected broad-based strength in all three geographies,” said Zane Rowe, executive vice president and CFO, VMware. “Our cloud strategy and strong Hybrid Cloud and SaaS growth will substantially accelerate, as we bring Pivotal and Carbon Black into the portfolio.”
VMware has announced that it has entered into agreements to acquire Pivotal and Carbon Black. These companies address key strategic IT priorities - building apps with a modern approach and protecting enterprise workloads and clients. With

Pivotal, VMware will be able to deliver an integrated modern apps portfolio combining Pivotal’s next-generation developer platform and VMware’s Kubernetes portfolio. With Carbon Black, VMware will be able to provide a next generation security cloud with Carbon Black’s protection suite and VMware’s intrinsic security assets. Adding these companies to VMware’s portfolio will allow VMware to deliver software solutions that enable customers to build, run, manage, connect and protect any app, on any cloud and any device.
Under the terms of the Pivotal merger agreement, Pivotal’s Class A common stockholders will receive $15 per share in cash for each share held, and Pivotal’s Class B common stockholder, Dell Technologies, will receive approximately 7.2 million shares of VMware Class B common stock, based on an exchange ratio of 0.0550 shares of VMware for each share of Pivotal. This transaction, in aggregate, will result in an expected net cash payout for VMware of $0.8 billion. The impact of equity issued to Dell Technologies would increase its ownership stake in VMware by approximately 0.34 percentage points to 81.09% based on the shares currently outstanding. VMware currently holds 15 percent of Pivotal’s fully-diluted outstanding shares. The transaction will be funded through cash on the balance sheet, access to short-term borrowing capacity, and the issuance of approximately 7.2 million shares of VMware Class B common stock to Dell.
Under the terms of the Carbon Black merger agreement, Carbon Black stockholders will receive $26 per share cash for each share held, resulting in a net cash payout for VMware of $1.9 billion. The transaction will be funded through cash on the balance sheet and access to short-term borrowing capacity.
Closing of both transactions is subject to closing conditions and is expected in the second half of VMware’s fiscal year 2020, which ends January 31, 2020.
Business Highlights & Strategic Announcements

•	VMware Cloud on AWS is now present in 16 regions globally, with the recent addition of the Seoul and Sao Paulo AWS regions.

•
In July, Google Cloud and VMware announced Google Cloud VMware Solution by CloudSimple, a new service that will allow organizations to run their VMware workloads in Google Cloud Platform, providing customers with choice and flexibility to run VMware workloads on-premises, in a hybrid architecture, or in the cloud.

•
VMware unveiled VMware HCX Enterprise, which accelerates large-scale live migrations of VMware vSphere and non-vSphere workloads to help customers operationalize multi-cloud and hybrid cloud transformations.

•
In June, VMware Secure State was made available on CloudHealth by VMware. VMware Secure State solves problems such as those recently seen in the industry, providing a security solution for DevOps-friendly cloud-native applications.

•	VMware was recognized in the Leaders quadrant in Gartner’s Magic Quadrant for Unified Endpoint Management Tools, published on 6 August 2019[1].

•	VMware Essential PKS 1.15 was made generally available in July, shipping upstream Kubernetes 1.15.1 and adding support for Project Harbor.

•	VMware recently completed the following acquisitions:

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Avi Networks, a leader in multi-cloud application delivery services, that will further enable VMware to bring the public cloud experience to the entire data center-automated, highly scalable, and intrinsically more secure with the ability to deploy applications with a single click.

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Bitfusion, a pioneer in virtualization of hardware accelerated devices with a strong focus on GPU (graphics processor unit) technology, which enables VMware to make GPU and FPGA capabilities efficiently available for AI and machine learning workloads in the enterprise.

1Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, express or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

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Uhana, a company that is pioneering the use of deep learning and real-time AI in carrier networks and applications, to automate network operations and optimize application experience. Uhana brings AI techniques into VMware’s software approach for the telecom industry, helping them accelerate their journey to 5G.

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Veriflow, an innovator in network verification, assurance, and troubleshooting, which helps customers model, analyze, and verify their hybrid networks to allow IT teams to operate, increase the security of, and build resilient networks. Veriflow’s technology provides problem detection for critical network issues (physical and virtual).

The company will host a conference call today at 1:30 p.m. PT/ 4:30 p.m. ET to review financial results and business outlook. A live web broadcast of the event will be available on the VMware investor relations website at http://ir.vmware.com. Slides will accompany the web broadcast. The replay of the webcast and slides will be available on the website for two months. In addition, six quarters of historical data for unearned revenue will also be made available at http://ir.vmware.com in conjunction with the conference call.

# # #
About VMware
VMware software powers the world’s complex digital infrastructure. The company’s cloud, networking and security, and digital workspace offerings provide a dynamic and efficient digital foundation to customers globally, aided by an extensive ecosystem of partners. Headquartered in Palo Alto, California, VMware is committed to being a force for good, from its breakthrough innovations to its global impact. For more information, please visit https://www.vmware.com/company.html.
Additional Information
VMware’s website is located at www.vmware.com, and its investor relations website is located at http://ir.vmware.com. VMware’s goal is to maintain the investor relations website as a portal through which investors can easily find or navigate to pertinent information about VMware, all of which is made available free of charge. The additional information includes: materials that VMware files with the SEC; announcements of investor conferences, speeches and events at which its executives talk about its products, services and competitive strategies; webcasts of its quarterly earnings calls, investor conferences and events (archives of which are also available for a limited time); additional information on its financial metrics, including reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures; press releases on quarterly earnings, product and service announcements, legal developments and international news; corporate governance information; other news, blogs and announcements that VMware may post from time to time that investors may find useful or interesting; and opportunities to sign up for email alerts and RSS feeds to have information pushed in real time.
VMware, VMware Cloud, HCX Enterprise, vSphere, VMware Secure State, CloudHealth, Avi Networks, Bitfusion and Uhana are registered trademarks or trademarks of VMware, Inc. or its subsidiaries in the United States and other jurisdictions. All other marks and names mentioned herein may be trademarks of their respective organizations.
Use of Non-GAAP Financial Measures
Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”
Forward-Looking Statements
This press release contains forward-looking statements including, among other things, statements regarding the proposed acquisitions of Carbon Black and Pivotal Software by VMware, such as: the amount and type of consideration expected to be paid for each acquisition; the net cash and equity payouts and dilutive impact on VMware; the sources of funding for the acquisitions, including VMware’s ability to access short-term borrowing; the expected timing for the acquisitions; the growth opportunities and expansion of VMware’s offerings associated with each acquisition and potential benefits to VMware and its customers; as well as, increasing customer interest in VMware cloud infrastructure technology; and the expected benefits to and adoption by customers of VMware products and services, including, for example, those relating to the announcements of Google Cloud VMware Solution, Azure VMware Solutions, VMware HCX Enterprise and VMware’s recently completed acquisitions. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (1) the satisfaction or waiver of the conditions to closing the proposed acquisitions (including the failure to obtain necessary regulatory approvals) in the anticipated timeframe or at all; (2) uncertainties as to how many of Carbon Black’s stockholders will tender their shares in the tender offer and the outcome of the vote by Pivotal stockholders to approve the Pivotal acquisition; (3) the possibility that either or both acquisitions do not close; (4) the possibility that competing offers may be made; (5) risks related to obtaining the requisite consents to each acquisition, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various governmental entities (including any conditions, limitations or restrictions placed on these approvals and the risk that one or more governmental entities may deny approval); (6) risks related to the ability to realize the anticipated benefits of the proposed acquisitions, including the possibility that the expected benefits from the proposed acquisitions will not be realized or will not be realized within the expected time period; (7) the risk that the businesses will not be integrated successfully; (8) disruption from the transactions making it more difficult to maintain business and operational relationships; (9) negative effects of this announcement or the consummation of the proposed acquisitions on the market price of VMware’s common stock, credit ratings and operating results; (10) the risk of litigation and regulatory actions related to the proposed acquisitions; (11) other business effects, including the effects of industry, market, economic, political or regulatory conditions; (12) other unexpected costs or delays in connection with the acquisitions; (13) adverse changes in general economic or market conditions; (14) delays or reductions in consumer, government and information technology spending; (15) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization software and cloud, end user and mobile computing industries, and new product and marketing initiatives by VMware’s competitors; (16) VMware’s customers’ ability to transition to new products and computing strategies such as cloud computing, desktop virtualization and the software defined data center; (17) VMware’s ability to enter into, maintain and extend strategically effective partnerships and alliances; (18) the uncertainty of customer acceptance of emerging technology; (19) the ability to successfully integrate into VMware acquired companies and assets and smoothly transition services related to divested assets from VMware; (20) rapid technological changes in the virtualization software and cloud, end user and mobile computing industries; (21) changes to product and service development timelines; (22) VMware’s relationship with Dell Technologies and Dell’s ability to control matters requiring stockholder approval, including the election of VMware’s board members and matters relating to Dell’s investment in VMware; (23) VMware’s ability to protect its proprietary technology; (24) VMware’s ability to attract and retain highly qualified employees; (25) the ability of VMware to realize synergies from Dell; (26) disruptions resulting from key management changes; (27) risks associated with international sales such as fluctuating currency exchange rates and increased trade barriers; (28) changes in VMware’s financial condition; (29) risks associated with cyber-attacks, information security and privacy; and (30) geopolitical changes such as Brexit and increased tariffs and trade barriers that could adversely impact our non-U.S. sales. These forward-looking statements are made as of the date of this press release, are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including VMware’s most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.
Additional Information about the Pivotal Software Acquisition and Where to Find It
This communication may be deemed to be solicitation material in respect of the proposed merger with Pivotal Software (the “Pivotal Merger”). This communication does not constitute an offer to sell or the solicitation of an offer to buy VMware securities or the solicitation of any vote or approval. The proposed Pivotal Merger will be submitted to Pivotal’s stockholders for their consideration. In connection with the proposed transaction, Pivotal intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Pivotal, the Company and Dell Technologies in connection with the proposed transaction. The definitive proxy statement will be mailed to Pivotal’s stockholders.
BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF PIVOTAL ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Pivotal with the SEC, may be obtained once such documents are filed with the SEC free of charge at the SEC’s website at www.sec.gov.
In addition, Pivotal’s stockholders may obtain free copies of the documents filed with the SEC through the Investors portion of Pivotal’s website at investors.pivotal.io or by contacting Pivotal’s Investor Relations Department via e-mail at ir@pivotal.io.
Pivotal, VMware, Dell Technologies Inc. and certain of their respective executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from Pivotal’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Pivotal’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of Pivotal’s common stock is also set forth in Pivotal’s proxy statement for its 2019 annual meeting of stockholders filed on May 3, 2019 with the SEC, which may be obtained free of charge from the sources indicated above.
Additional Information about the Carbon Black Tender Offer and Where to Find It
The tender offer referenced in this communication has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell Carbon Black securities, nor is it a substitute for the tender offer materials that VMware and its acquisition subsidiary will file with the SEC. The solicitation and offer to buy Carbon Black stock will only be made pursuant to an Offer to Purchase and related tender offer materials. At the time the tender offer is commenced, VMware and its acquisition subsidiary will file a tender offer statement on Schedule TO and thereafter Carbon Black will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. CARBON BLACK STOCKHOLDERS ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF CARBON BLACK SECURITIES SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SECURITIES. The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of Carbon Black stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting VMware or Carbon Black. Copies of the documents filed with the SEC by Carbon Black will be available free of charge on Carbon Black internet website at investors.carbonblack.com/financial-information/sec-filings or by contacting Carbon Black’s Investor Relations Department at (617) 393-7400. Copies of the documents filed with the SEC by VMware will be available free of charge on VMware’s internet website at ir.vmware.com contacting VMware’s Investor Relations Department via email at IR@vmware.com.
In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, VMware and Carbon Black each file annual, quarterly and current reports and other information with the SEC. VMware’s and Carbon Black’s filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov.

Contacts:

Paul Ziots
VMware Investor Relations
pziots@vmware.com
650-427-3267

Michael Thacker
VMware Global PR
mthacker@vmware.com
650-427-4454

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2019	2018	2019	2018
Revenue:
License	$1,011	$900	$1,879	$1,674
Services	1,428	1,274	2,826	2,509
Total revenue	2,439	2,174	4,705	4,183
Operating expenses(1):
Cost of license revenue	50	45	101	90
Cost of services revenue	315	260	617	511
Research and development	554	481	1,087	934
Sales and marketing	797	696	1,575	1,403
General and administrative	200	182	387	351
Realignment and loss on disposition	—	1	—	3
Operating income	523	509	938	891
Investment income	14	57	28	105
Interest expense	(34)	(34)	(67)	(67)
Other income (expense), net	(502)	240	(359)	1,018
Income before income tax	1	772	540	1,947
Income tax provision (benefit)	(4,925)	128	(4,890)	361
Net income	$4,926	$644	$5,430	$1,586

Net income per weighted-average share, basic for Classes A and B	$12.02	$1.58	$13.24	$3.91
Net income per weighted-average share, diluted for Classes A and B	$11.83	$1.56	$13.01	$3.85

Weighted-average shares, basic for Classes A and B	409,761	407,112	410,088	406,040
Weighted-average shares, diluted for Classes A and B	416,288	413,286	417,488	412,389
__________
(1) Includes stock-based compensation as follows:
Cost of license revenue	$—	$—	$1	$—
Cost of services revenue	17	12	33	24
Research and development	101	90	196	174
Sales and marketing	60	49	115	95
General and administrative	30	26	57	46

VMware, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	August 2,	February 1,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$2,948	$2,830
Short-term investments	—	19
Accounts receivable, net of allowance for doubtful accounts of $3 and $2	1,515	1,576
Due from related parties, net	754	937
Other current assets	412	289
Total current assets	5,629	5,651
Property and equipment, net	1,225	1,133
Other assets	2,290	1,853
Deferred tax assets	5,128	103
Intangible assets, net	447	541
Goodwill	5,653	5,381
Total assets	$20,372	$14,662
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$151	$135
Accrued expenses and other	1,544	1,593
Unearned revenue	4,163	3,968
Total current liabilities	5,858	5,696
Note payable to Dell	270	270
Long-term debt	3,976	3,972
Unearned revenue	3,370	3,010
Income tax payable	833	889
Operating lease liabilities	588	—
Other liabilities	278	274
Total liabilities	15,173	14,111
Contingencies
Stockholders’ equity:
Class A common stock, par value $0.01; authorized 2,500,000 shares; issued and outstanding 109,494 and 110,715 shares	1	1
Class B convertible common stock, par value $0.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3	3
Additional paid-in capital	—	531
Accumulated other comprehensive income	7	2
Retained earnings	5,188	14
Total stockholders’ equity	5,199	551
Total liabilities and stockholders’ equity	$20,372	$14,662

VMware, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2019	2018	2019	2018
Operating activities:
Net income	$4,926	$644	$5,430	$1,586
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	178	152	352	307
Stock-based compensation	208	177	402	339
Deferred income taxes, net	(5,063)	46	(5,032)	225
Unrealized (gain) loss on equity securities, net	515	(230)	386	(1,006)
(Gain) loss on disposition of assets, revaluation and impairment, net	—	(7)	(3)	(7)
Other	2	1	3	3
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(321)	(221)	64	172
Other current assets and other assets	(236)	(37)	(381)	(173)
Due to/from related parties, net	(312)	(307)	177	44
Accounts payable	1	(6)	14	95
Accrued expenses and other liabilities	362	252	23	37
Income taxes payable	33	49	(11)	69
Unearned revenue	406	274	548	191
Net cash provided by operating activities	699	787	1,972	1,882
Investing activities:
Additions to property and equipment	(88)	(61)	(158)	(121)
Purchases of available-for-sale securities	—	(387)	—	(778)
Sales of available-for-sale securities	—	13	—	161
Maturities of available-for-sale securities	—	730	—	1,102
Purchases of strategic investments	(8)	(1)	(8)	(3)
Proceeds from disposition of assets	—	31	20	32
Business combinations, net of cash acquired, and purchases of intangible assets	(340)	—	(384)	(26)
Net cash paid on disposition of a business	1	(3)	(5)	(6)
Net cash provided by (used in) investing activities	(435)	322	(535)	361
Financing activities:
Proceeds from issuance of common stock	3	8	106	99
Repurchase of common stock	(446)	—	(1,037)	—
Shares repurchased for tax withholdings on vesting of restricted stock	(148)	(97)	(351)	(191)
Principal payments on finance lease obligations	(1)	—	(1)	—
Net cash used in financing activities	(592)	(89)	(1,283)	(92)
Net increase (decrease) in cash, cash equivalents and restricted cash	(328)	1,020	154	2,151
Cash, cash equivalents and restricted cash at beginning of the period	3,376	7,134	2,894	6,003
Cash, cash equivalents and restricted cash at end of the period	$3,048	$8,154	$3,048	$8,154
Supplemental disclosures of cash flow information:
Cash paid for interest	$2	$2	$64	$64
Cash paid for taxes, net	100	32	188	74
Non-cash items:
Changes in capital additions, accrued but not paid	$(7)	$(2)	$(5)	$9

VMware, Inc.

GROWTH IN REVENUE PLUS SEQUENTIAL CHANGE IN UNEARNED REVENUE
(in millions)
(unaudited)

Growth in Total Revenue Plus Sequential Change in Unearned Revenue

	Three Months Ended
	August 2,	August 3,
	2019	2018
Total revenue, as reported	$2,439	$2,174
Sequential change in unearned revenue(1)	414	274
Total revenue plus sequential change in unearned revenue	$2,853	$2,448
Change (%) over prior year, as reported	17%

Growth in License Revenue Plus Sequential Change in Unearned License Revenue

	Three Months Ended
	August 2,	August 3,
	2019	2018
Total license revenue, as reported	$1,011	$900
Sequential change in unearned license revenue(2)	35	33
Total license revenue plus sequential change in unearned license revenue	$1,046	$933
Change (%) over prior year, as reported	12%

(1) Sequential change in unearned revenue consists of the change in total unearned revenue from the preceding quarter. Total unearned revenue consists of current and non-current unearned revenue amounts presented in the condensed consolidated balance sheets.

(2) Unearned license revenue primarily consists of the allocated portion of VMware's SaaS offerings.

VMware, Inc.

SUPPLEMENTAL UNEARNED REVENUE SCHEDULE
(in millions)
(unaudited)

	August 2,	May 3,	February 1,	November 2,	August 3,	May 4,
	2019	2019	2019	2018	2018	2018(1)
Unearned revenue as reported:
License	$338	$303	$255	$212	$190	$157
Software maintenance	6,357	6,029	5,972	5,345	5,223	5,024
Professional services	838	787	751	644	617	575
Total unearned revenue	$7,533	$7,119	$6,978	$6,201	$6,030	$5,756

(1) During the three months ended May 4, 2018, with the adoption of ASC 606, cloud credits totaling $77 million, which were redeemable by the customer for the gross value of our cloud offerings, were reclassified from unearned revenue to customer deposits as customers could redeem the cloud credits for certain third-party cloud offerings where revenue would be recognized net of third-party costs. This reclassification included $39 million from unearned license revenue. Customer deposits are included in accrued expenses and other as well as other long-term liabilities on the condensed consolidated balance sheets.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended August 2, 2019
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP		Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$50		—	—	(34)	—	—	$16
Cost of services revenue	$315		(17)	—	(1)	—	—	$297
Research and development	$554		(101)	—	—	—	—	$452
Sales and marketing	$797		(60)	(4)	(10)	—	—	$724
General and administrative	$200		(30)	—	—	(22)	—	$148
Operating income	$523		208	4	45	22	—	$802
Operating margin(2)	21.5%		8.5%	0.1%	1.8%	0.9%	—	32.9%
Other income (expense), net(3)	$(502)		—	—	—	515	—	$12
Income before income tax	$1		208	4	45	537	—	$794
Income tax provision (benefit)	$(4,925)	(4)					5,052	$127
Tax rate(2)	N/M	(4)						16.0%
Net income	$4,926		208	4	45	537	(5,052)	$667
Net income per weighted-average share, diluted for Classes A and B(2) (5)	$11.83		$0.50	$0.01	$0.11	$1.29	$(12.14)	$1.60
N/M - Tax rate calculated on a GAAP basis is not considered meaningful.

(1)
Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.

(3)
Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the three months ended August 2, 2019, this adjustment primarily included an unrealized loss of $538 million, which related to VMware's investment in Pivotal to adjust it to its fair value.

(4)
During the second quarter of fiscal 2020, we completed an intra-group transfer of certain of our intellectual property rights to our Irish subsidiary, where our international business is headquartered. A discrete tax benefit of $4.9 billion was recorded as a deferred tax asset. Due to the impact of the discrete tax benefit of $4.9 billion, the tax rate calculated on a GAAP basis is not considered meaningful.

(5)	Calculated based upon 416,288 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Three Months Ended August 3, 2018
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$45	—	—	(30)	—	—	$16
Cost of services revenue	$260	(12)	—	(1)	(1)	—	$246
Research and development	$481	(90)	—	—	(1)	—	$390
Sales and marketing	$696	(49)	(2)	(7)	1	—	$637
General and administrative	$182	(26)	—	—	(7)	—	$150
Realignment and loss on disposition	$1	—	—	—	(1)	—	$—
Operating income	$509	177	2	38	9	—	$735
Operating margin(2)	23.4%	8.2%	0.1%	1.7%	0.4%	—	33.8%
Other income (expense), net(3)	$240	—	—	—	(239)	—	$1
Income before income tax	$772	177	2	38	(230)	—	$759
Income tax provision	$128					(7)	$121
Tax rate(2)	16.6%						16.0%
Net income	$644	177	2	38	(230)	7	$638
Net income per weighted-average share, diluted for Classes A and B(2) (4)	$1.56	$0.43	$—	$0.09	$(0.56)	$0.02	$1.54

(1)
Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the U.S. Tax Cuts and Jobs Act enacted on December 22, 2017 (the "2017 Tax Act"). Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.

(3)
Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the three months ended August 3, 2018, this adjustment primarily included an unrealized gain of $231 million, which related to VMware's investment in Pivotal to adjust it to its fair value.

(4)	Calculated based upon 413,286 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Six Months Ended August 2, 2019
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP		Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$101		(1)	—	(66)	—	—	$33
Cost of services revenue	$617		(33)	—	(1)	—	—	$584
Research and development	$1,087		(196)	—	(1)	—	—	$889
Sales and marketing	$1,575		(115)	(6)	(21)	—	—	$1,436
General and administrative	$387		(57)	—	—	(34)	—	$294
Operating income	$938		402	6	89	34	—	$1,469
Operating margin(2)	19.9%		8.5%	0.1%	1.9%	0.7%	—	31.2%
Other income (expense), net(3)	$(359)		—	—	—	383	—	$23
Income before income tax	$540		402	6	89	417	—	$1,453
Income tax provision (benefit)	$(4,890)	(4)					5,123	$232
Tax rate(2)	N/M	(4)						16.0%
Net income	$5,430		402	6	89	417	(5,123)	$1,221
Net income per weighted-average share, diluted for Classes A and B(2) (5)	$13.01		$0.96	$0.01	$0.21	$1.00	$(12.27)	$2.92
N/M - Tax rate calculated on a GAAP basis is not considered meaningful.

(1)
Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.

(3)
Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the six months ended August 2, 2019, this adjustment primarily included an unrealized loss of $406 million, which related to VMware's investment in Pivotal to adjust it to its fair value.

(4)
During the second quarter of fiscal 2020, we completed an intra-group transfer of certain of our intellectual property rights to our Irish subsidiary, where our international business is headquartered. A discrete tax benefit of $4.9 billion was recorded as a deferred tax asset. Due to the impact of the discrete tax benefit of $4.9 billion, the tax rate calculated on a GAAP basis is not considered meaningful.

(5)	Calculated based upon 417,488 diluted weighted-average shares for Classes A and B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA
For the Six Months Ended August 3, 2018
(amounts in millions, except per share amounts, and shares in thousands)
(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition, Disposition and Other Items	Tax Adjustment(1)	Non-GAAP, as adjusted(2)
Operating expenses:
Cost of license revenue	$90	—	—	(59)	—	—	$31
Cost of services revenue	$511	(24)	(1)	(1)	—	—	$485
Research and development	$934	(174)	—	—	(1)	—	$758
Sales and marketing	$1,403	(95)	(3)	(16)	(2)	—	$1,289
General and administrative	$351	(46)	—	—	(18)	—	$287
Realignment and loss on disposition	$3	—	—	—	(3)	—	$—
Operating income	$891	339	4	76	24	—	$1,333
Operating margin(2)	21.3%	8.1%	0.1%	1.8%	0.6%	—	31.9%
Other income (expense), net(3)	$1,018	—	—	—	(1,015)	—	$3
Income before income tax	$1,947	339	4	76	(991)	—	$1,374
Income tax provision	$361					(141)	$220
Tax rate(2)	18.5%						16.0%
Net income	$1,586	339	4	76	(991)	141	$1,154
Net income per weighted-average share, diluted for Classes A and B(2) (4)	$3.85	$0.82	$0.01	$0.18	$(2.40)	$0.34	$2.80

(1)
Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above as well as significant tax adjustments, such as adjustments resulting from the 2017 Tax Act. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

(2)	Totals may not sum, due to rounding. Operating margin, tax rate and net income per weighted average share information are calculated based upon the respective underlying, non-rounded data.

(3)
Non-GAAP adjustment to other income (expense), net includes gains or losses on equity investments, whether realized or unrealized. During the six months ended August 3, 2018, this adjustment primarily included an unrealized gain of $1,012 million, which related to VMware's investment in Pivotal to adjust it to its fair value.

(4)	Calculated based upon 412,389 diluted weighted-average shares for Classes A and B.

VMware, Inc.

REVENUE BY TYPE
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2019	2018	2019	2018
Revenue:
License	$1,011	$900	$1,879	$1,674
Services:
Software maintenance	1,235	1,109	2,440	2,186
Professional services	193	165	386	323
Total services	1,428	1,274	2,826	2,509
Total revenue	$2,439	$2,174	$4,705	$4,183
Percentage of revenue:
License	41.4%	41.4%	39.9%	40.0%
Services:
Software maintenance	50.7%	51.0%	51.9%	52.3%
Professional services	7.9%	7.6%	8.2%	7.7%
Total services	58.6%	58.6%	60.1%	60.0%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

REVENUE BY GEOGRAPHY
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2019	2018	2019	2018

Revenue:
United States	$1,171	$1,062	$2,223	$2,000
International	1,268	1,112	2,482	2,183
Total revenue	$2,439	$2,174	$4,705	$4,183
Percentage of revenue:
United States	48.0%	48.8%	47.2%	47.8%
International	52.0%	51.2%	52.8%	52.2%
Total revenue	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES
TO FREE CASH FLOWS
(A NON-GAAP FINANCIAL MEASURE)
(in millions)
(unaudited)

	Three Months Ended		Six Months Ended
	August 2,	August 3,	August 2,	August 3,
	2019	2018	2019	2018
GAAP cash flows from operating activities	$699	$787	$1,972	$1,882
Capital expenditures	(88)	(61)	(158)	(121)
Free cash flows	$611	$726	$1,814	$1,761

VMware, Inc.

About Non-GAAP Financial Measures
To provide investors and others with additional information regarding VMware’s results, VMware has disclosed in this earnings release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP net income per diluted share and free cash flow. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flow, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of acquired intangible assets, realignment charges, acquisition, disposition and other-related items, certain litigation and other contingencies and discrete items that impacted our GAAP tax rate, each as discussed below. Our non-GAAP financial measures also reflect the application of our non-GAAP tax rate. Free cash flow differs from GAAP cash flow from operating activities with respect to the treatment of capital expenditures.
VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude charges and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flow provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.
Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•
Stock-based compensation. Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, the expense for the fair value of the stock-based instruments VMware utilizes may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of VMware’s core business.

•
Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond VMware’s control and do not correlate to the operation of the business.

•
Amortization of acquired intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•
Realignment charges. Realignment charges include workforce reductions, asset impairments, losses on asset disposals and costs to exit facilities. VMware’s management believes it is useful to exclude these items, when significant, as they are not reflective of VMware’s core business and operating results.

•
Acquisition, disposition and other-related items. As VMware does not acquire or dispose of businesses on a predictable cycle and the terms of each transaction can vary significantly and are unique to each transaction, VMware believes it is useful to exclude acquisition, disposition and other-related items when looking for a consistent basis for comparison across accounting periods. These items include:

•	Direct costs of acquisitions and dispositions, such as transaction and advisory fees.

•	Accruals for the portion of merger consideration payable in installments that may be paid in cash or VMware stock, at the option of VMware.

•	Gains or losses on equity investments, whether realized or unrealized, including unrealized gains or losses related to VMware’s investment in Pivotal to adjust it to its fair value.

•	Charges recognized for non-recoverable strategic investments or gains recognized on the disposition of strategic investments are included as other-related items.

VMware, Inc.

•
Gains or losses on sale or disposal of distinct lines of business or product offerings, or transactions with features similar to discontinued operations, including recoveries or charges recognized to adjust the fair value of assets that qualify as “held for sale.”

•	Certain costs incurred related to Dell’s acquisition of VMware’s parent company, EMC Corporation.

•
Certain litigation and other contingencies. VMware, from time to time, may incur charges or benefits that are outside of the ordinary course of VMware’s business related to litigation and other contingencies. VMware believes it is useful to exclude such charges or benefits because it does not consider such amounts to be part of the ongoing operation of VMware’s business and because of the singular nature of the claims underlying such matters.

•
Tax adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to VMware’s annual estimated tax rate on non-GAAP income. This rate is based on VMware’s estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating VMware’s non-GAAP income as well as significant tax adjustments. VMware’s estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that VMware management believes materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenue and expenses, changes to our corporate structure and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to VMware’s estimated annual tax rates as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from VMware’s actual tax liabilities.

Additionally, VMware’s management believes that the non-GAAP financial measure of free cash flow is meaningful to investors because management reviews cash flow generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations.
The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited.
Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.